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                                              EXHIBIT 11

                                   COMPUTATION OF EARNINGS PER SHARE
                           FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996
                                              (UNAUDITED)

                                                                          1997                 1996
Primary Earnings per Share
--------------------------
Net income applicable to common stock                                  $  519,338          $  405,719
                                                                       ==========          ==========
Weighted average number of common shares
    outstanding                                                           826,808             819,198

Common shares issuable under employee stock
    option plan                                                            74,639              51,139

Less shares assumed repurchased with proceeds                              35,270              30,283
                                                                       ----------          ----------
Weighted average common shares and common
   share equivalents outstanding                                          866,177             840,054
                                                                       ==========          ==========
Primary earnings per common share                                      $     0.60          $     0.48
                                                                       ==========          ==========
Fully Diluted Earnings Per Share
--------------------------------

Net income applicable to common stock                                  $  519,338          $  405,719

Interest on convertible subordinated debentures,
    net of tax                                                            173,205             159,719
                                                                       ----------          ----------
Net income, adjusted                                                   $  692,543          $  565,438
                                                                       ==========          ==========

Weighted average common share and common
     share equivalents outstanding                                        866,177             840,054

Weighted average common shares issuable with
     the conversion of debentures to common stock                         556,941             560,182
                                                                       ----------          ----------
Weighted average common shares and common
     share equivalents                                                  1,423,118           1,400,236
                                                                       ==========          ==========

Fully diluted earnings per common share                                $     0.49          $     0.40
                                                                       ==========          ==========
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